September 9, 2011

ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256

Re:	ParkerVision, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for ParkerVision, Inc., a Florida corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (File No. 333-161903) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on September 14, 2009, which was declared effective on September 30, 2009, including the base prospectus included therein, and the prospectus supplement thereto, dated September 9, 2011 (the “Prospectus Supplement”), relating to the issuance and sale by the Company of 7,800,000 shares (the “Shares”) of common stock, par value $.01 per share (“Common Stock”), filed pursuant to Rule 424(b) promulgated under the Act.  The Shares are to be sold as described in the Registration Statement and the Prospectus Supplement.

In rendering the opinion set forth below, we have reviewed (a) the Prospectus Supplement; (b) the Registration Statement and the exhibits thereto; (c) the Company’s articles of incorporation, as amended; (d) the Company’s bylaws, as amended; (e) certain records of the Company’s corporate proceedings as reflected in its minute books; and (f) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, we are of the opinion that the Shares, when sold and issued in accordance with the Prospectus Supplement and in accordance with the terms of the applicable purchase agreement, against payment therefor, will be duly authorized, validly issued, fully paid and non-assessable.

ParkerVision, Inc.
September 9, 2011

No opinion is expressed herein other than as to the law of the State of New York, the corporate law of the State of Florida and the federal law of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller